Exhibit 10.32

LEASE AGREEMENT SIGNED BY, “BERCALI , SA DE CV, HEREINAFTER NAMED “BERCALI”, REPRESENTED BY HIS LEGAL AGENT MR. JERONIMO BERTRAN PASSANI, AND , “INSTRUMENTOS MUSICALES FENDER , SA DE CV, HEREINAFTER NAMED:” FENDER”, REPRESENTED BY HIS LEGAL AGENT MR. SERGIO ESTEBAN VILLANUEVA RODRIGUEZ IN ACCORDANCE WITH THE BACKGROUND, THE STATEMENTS AND CLAUSES HEREIN STATED)

BACKGROUND:

I. No other modifications, except as otherwise provided herein all other terms and provisions of the original Lease shall remain in full force and effect. FENDER and BERCALI (hereinafter and collectively named “PARTIES”) signed on January 2, 2004 lease on the property (hereinafter and collectively named “WAREHOUSES” and individually, “THE WAREHOUSE”) identified by each of THE PARTIES as follows:

Location	Monthly current Rent*
Calle Huerta # 455 Surface 10,000.0 m2	15,010.00

having agreed that the expiration of that contract would be on January 2nd, 2011.

(* = Dollars of the United States of America)

STATEMENTS

A. FENDER states:

A.1. Been constituted under Mexican law on the 6th day of the month of May of 1987, as recorded in deed N ° 47,733, volume 533- granted before Mr. Carlos Mendoza Dominguez, Adjoined Notary Public to the Notary Public Number Three of the city of Ensenada, Baja California, of which title holder to said Notary is Mr. Alfredo Gonzalez Corral, which was duly entered in the Public. Registry of Property and Commerce of the City of Ensenada, Baja California, under entry number 3,128, pages 282-283, Volume XV, Commerce Section, on June 19, 1987, and that its representative has sufficient power to do so.

A.2 That its representative has sufficient authority to the signing of this contract, as stated in the Deed number 63,080, volume 2,496, dated September 15, 2006, granted before Ms. Elsa Marfa Novoa Foglio, Adjoined Notary Public to the Notary Public Number Eight of the city of Tijuana, Baja California, of which title holder to said Notary is Mr. Ricardo del Monte Nunez.

B. BERCALI States:

B.I That is a company incorporated under Mexican law, as recorded in Deed No 27,461 Volume 5817 dated July 11th 2000 granted before Lic Angel Saad Said Notary Public No. 4 of Ensenada, Baja California which was duly recorded in the Public Registry of Property and Commerce of Ensenada, Baja California, under entry number 5077420 V. 226593 , Commerce Section, on September 18th 2000

B.2 That its representative has sufficient authority to the signing of this contract, as stated in the Deed No 69,972 Volume 1,152 dated December 28th, 2010 granted before the Notary Public N ° 4 Ensenada, Baja California, Mr. Angel Saad Said, which was duly recorded in the Public Registry of Property and Commerce of Ensenada, Baja California under electronic file No 12666*3 dated January 3th 2011.

B.3. Be his desire to continue to rent the Warehouse to FENDER

B.4. That is carrying out a financial restructuring of the company, and is planning shortly to carry out the transfer of the usufruct of all or parts of buildings, that make THE WAREHOUSES transmitting such rights to Grupo Inmobiliario Calibert S de R.L. de CV; for the purposes of Article 2321 Civil Code of the State of Baja California, under the assumption that he could give FENDER right to be preferred in such disposition, this document contains a record of the notice of the respondent is to be done for legal purposes as appropriate.

CLAUSES

FIRST. Goods covered by this lease:

The good owned by BERCALI is THE WAREHOUSE subject of the lease that the act is agreed, are identified in the sketch added to this document duly signed.

WAREHOUSE: Location Calle Huerta # 455 Surface 10,000.0 m2

SECOND Lease Amount:

The parties agree to set the monthly rent amount for the first year at $ 15,010.00 (Fifteen thousand and ten dollars (00/100) or its equivalent in Mexican Pesos at the official rate, plus the corresponding Value Added Tax,

THIRD: Assets and property under lease should be used as follows:

The PARTIES hereby agree that FENDER may use THE WAREHOUSES for industrial facilities, for storage, manufacturing, and assembling of all FENDER products, as well as for its offices, BERCALI may cancel this Lease Contract if FENDER fails to comply with the agreement and uses the WAREHOUSES for any other purpose without prior consent from BERCALI

FOURTH: Increase on rental price:

Both PARTIES agree that the monthly rental payments will increase annually according to the US inflation “CPI” and will not exceed five (5) percent.

Lease payments should be paid in monthly advanced payments to BERCALI or whoever represents its rights, at the offices located on Ave. Pedro Loyola # 400, Colonia Carlos A Pacheco, in Ensenada, Baja California, the first day of each month. FENDER should refrain from retaining any monthly rental neither should request for any reduction, except in case pursuant to the provisions of article 2294 of the Civil Code, therefore FENDER renounces to the rights granted by articles 2295, 2319, and 2364 of the Civil Code.

Should FENDER fail to pay three monthly rental payments, then BERCALI may rescind this Lease Contract upon 30 days prior written notice to FENDER with the conventional penalty agreed on clause eighth, without any judicial proceeding, requesting FENDER to vacate the property, and FENDER paying all reasonable legal expenses, if any

FIFTH. Current conditions of THE WAREHOUSES:

It is hereby stated that all THE WAREHOUSES mentioned above are in good conditions, therefore FENDER renounces to the rights granted by articles 2286, fraction V and 2295 of the Civil Code for the State of Baja California, accepting FENDER to return said WAREHOUSES on the same condition except for the deterioration caused for its good natural use. Otherwise FENDER will pay for the necessary repairs. It is clearly understood that BERCALI will not pay for any minor repairs.

All of the WAREHOUSES meet the hygiene conditions foreseen by the lay and FENDER agrees to keep such conditions. Any problems with the drainage or anything related to the property will be paid by FENDER.

FENDER will be liable for any damage to the WAREHOUSES, whatever the cause is, either caused by their family, workers, visitors, with exception of natural phenomena (earthquakes, hurricanes, floods, etc.) or damages caused by BERCALI, Any problems with the drainage system or any other problem related to the property itself, will be solved and paid by FENDER, even though such damages be caused by their use.

SIXTH. Modifications to THE WAREHOUSES:

FENDER requires written authorization from BERCALI for any necessary changes or improvements to the WAREHOUSES or to the property under lease. In the event BERCALI gives authorization to FENDER for any changes or improvements to the WAREHOUSES, such authorization or permit should include the conditions for such changes or improvements; on the understanding that any improvements or construction, if not movable, will remain on the property in favor of BERCALI, if so decided by BERCALI, without any compensation for FENDER.

In the event FENDER makes any changes on THE WAREHOUSES or makes any improvements without written permit from BERCALI, it will be liable pursuant to the provisions of article 2315 of the Civil Code, and BERCALI will not pay for any improvements, FENDER should remove such improvements if so required by BERCALI, repairing and paying for any damages, therefore it renounces to the benefits of articles 2297,2298 and 2321 of the Civil Code.

It is clearly understood by the parties that in the event any or all the WAREHOUSES and their contents suffer any damage caused by deterioration or by any “Acts of God” and/or destruction of the property caused by natural disasters, such as hurricanes, floods, earthquake, etc., becoming out of control from any of the contracting parties, each of them should accept any damages to their own property.

SEVENTH. Lease Term:

The lease term is for three years and will start from the 1st January 2011.

PARTIES agree, that at all times FENDER may request termination of the contract, in whole, provided it has notified the other party by written notice to that effect, at least one year in advance

After the year of the notification referred above, in the case that Fender did not make delivery of THE WAREHOUSE in the agreed form, the parties agree that:

1. FENDER paid as a penalty clause for the sole reason for the delay an equivalent to one month of the rent of the cancelled warehouses.

2. Regardless of the specified penalty, FENDER will pay BERCALI as rent for each day they remain occupying the warehouse, 7% (seven percent) of the monthly rent that were in effect at the time that the vacate must have occurred, and in addition will cover the damages caused to BERCALI for its breach.

3. If BERCALI shall have to take legal action for the evacuation of the warehouses, shall be borne by FENDER all expenses, costs or expenses that are generated with the procedure, without conforming to the official tariffs, but the real value disbursed by BERCALI.

4. In the case that FENDER has 2 or more months of delinquent rent payments, FENDER is not allowed to remove any equipment from the building until the debt has been paid as a form of guarantee for payment. If FENDER is current on its rental payments FENDER will be allowed to remove machinery and equipment from the facility.

5. PARTIES agree that in the event that BERCALI decide to sell some or all of the warehouses, FENDER have the first option.

EIGHTH. Licences and permits:

It is hereby agreed that FENDER has the obligation to obtain and keep effective all licenses, permits, authorizations, etc, from any authority for the legal operation of the business, especially for the “Use of Land” and “Functioning”; on the understanding that FENDER should obtain such permits.

Should any of THE WAREHOUSES is legally intervened, closed or foreclosed by any authority for any cause imputable to FENDER either for violation of the Law, nonpayment of taxes or by any other reason. FENDER will continue making monthly rental payments. In the event FENDER has to vacate the WAREHOUSE or WAREHOUSES due to foreclosure or legal closing for any cause imputable to FENDER, it is clearly understood that this Lease Contract will become null and void even without a judicial order, besides, any payments paid by BERCALI in the achievement to obtain THE WAREHOUSE, including reasonable attorney’s fees or payments to personnel in charge of the proceedings, will be reimbursed by FENDER, who will pay the rental payments during the time that the WAREHOUSE is not being used, paying the equivalent to three months of rental payment.

NINETH. Any other payments:

Both PARTIES agree that BERCALI will pay property taxes on THE WAREHOUSES and any other tax, contribution or cooperation of any kind on the WAREHOUSES will be paid by FENDER, especially payments for utilities bills, such as water and electricity.

TENTH. Waiver of preference:

Attentive to what was stated in paragraph B.4 of the Declaration B of this contract to the transmission of usufruct BERCALI intends to carry to Grupo lnmobiliaria Calibert S. de R.L. de C.V. FENDER in this act, for the purposes of Article 2321 Civil Code of the State of Baja California, under the assumption that it could assist the right to be preferred in such alienation, expresses and records for legal purposes Where appropriate, that it is not its will to exercised that right, leaving BERCALI in absolute freedom to carry out the transfer of usufruct rights given either in one or more mutually independent events, during the term of this contract and its extensions.

ELEVENTH. Address:

It is hereby agreed that for any legal effect, the parties declare to have their domiciles as follows: FENDER: Calle Huerta N°138, Colonia Carlos A. Pacheon, Ensenada, Baja California, BERCALI: Ave. Pedro Loyola # 400 Colonia Carlos A. Pacheco, Ensenada, Baja California, renouncing to any present or future jurisdiction, any notification will be served to this domicile.

TWELVETH. Courts:

For the legal interpretation of this contract, they agree to be submitted to the courts in Ensenada, Baja California renouncing to their jurisdiction.

Having read the content of this Lease Contract, the PARTIES ratify it and sign it in Ensenada, Baja California, this 3rd day of January 2011,

BERCALI	FENDER

BERCALI S.A de C.V.	INSTRUMENTOS MUSICALES FENDER, S.A. DE C.V.

/s/ JERONIMO BERTRAN PASSANI	/s/ SERGIO ESTEBAN VILLANUEVA RODRIGUEZ
JERONIMO BERTRAN PASSANI	SERGIO ESTEBAN VILLANUEVA RODRIGUEZ